 Exhibit 24
CONFIRMING STATEMENT

This Statement confirms that the undersigned, Michel Daher, has authorized and designated each of Robert Lande and David S. Sassoon to execute and file on behalf of the undersigned (both in the undersigned’s individual capacity and as [chief investment officer] of Charlestone Venture Holdings Limited (“Charlestone”)), all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned or Charlestone may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned or Charlestone’s ownership of or transactions in securities of FXCM Inc. The authority of Robert Lande and David S. Sassoon under this Statement shall continue until the undersigned and Charlestone are no longer required to file Forms 3, 4, and 5 with regard to their respective ownership of or transactions in securities of FXCM Inc., unless earlier revoked in writing. The undersigned acknowledges that Robert Lande and David S. Sassoon are not assuming any of the undersigned or Charlestone’s respective responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Michel Daher, individually and as [Chief Investment Officer] of Charlestone Venture Holdings Limited
By: /s/Michel Daher
Name: Michael Daher
Date: January 23, 2012